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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             --------------------

                               SCHEDULE 14D-9/A
               SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
            SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                             --------------------

                               (AMENDMENT NO. 2)

                           ARVIDA/JMB PARTNERS, L.P.
                           (NAME OF SUBJECT COMPANY)

                           ARVIDA/JMB PARTNERS, L.P.
                       (NAME OF PERSON FILING STATEMENT)

                         LIMITED PARTNERSHIP INTERESTS
                        AND ASSIGNEE INTERESTS THEREIN
                        (TITLE OF CLASS OF SECURITIES)

                                     NONE
                   (CUSIP NUMBERS OF CLASSES OF SECURITIES)

                             --------------------

                                 GARY NICKELE
                           ARVIDA/JMB MANAGERS, INC.
                           900 NORTH MICHIGAN AVENUE
                           CHICAGO, ILLINOIS  60611
                                (312) 440-4800

(NAME, ADDRESS, AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICE AND
          COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING STATEMENT)

                                   COPY TO:
                             MICHAEL H. KERR, P.C.
                               KIRKLAND & ELLIS
                            200 EAST RANDOLPH DRIVE
                           CHICAGO, ILLINOIS  60601
                                (312) 861-2094

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  This Amendment No. 2 amends and supplements the Solicitation/Recommendation
Statement on Schedule 14D-9 (the "Statement") filed by Arvida/JMB Partners, L.P.
(the "Partnership") on October 28, 1996, as amended by Amendment No. 1 on
November 14, 1996. Unless otherwise indicated, capitalized terms used herein have the same meanings as set forth in the originally filed Statement.

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS

  Item 9 of the Statement is amended to add the following Exhibits:

(c)(8)  Withdrawal Forms and Instructions

                                       2
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        ARVIDA/JMB PARTNERS, L.P.


                                        By:  Arvida/JMB Managers, Inc.,
                                             -----------------------------------
                                             General Partner of the Partnership


                                        By:  /s/ Judd D. Malkin
                                             -----------------------------------
                                             Name:  Judd D. Malkin
                                             Title:  Chairman

Dated:  November 15, 1996

                                       3

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                                 EXHIBIT INDEX
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EXHIBIT                                                                     PAGE
NUMBER                              DESCRIPTION                              NO.
-------    -------------------------------------------------------------    ----

(c)(8)     Withdrawal Forms and Instructions.


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